EXHIBIT 99.1

For more information, contact:
Novatel Wireless	the blueshirt group, Investor Relations
Melvin Flowers	Chris Danne, Brinlea Johnson
Chief Financial Officer	(415) 217-7722
(858) 812-3415	chris@blueshirtgroup.com
www.novatelwireless.com	brinlea@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS ANNOUNCES THIRD QUARTER RESULTS

Revenues Increase 36% Year-Over-Year and Gross Margins Improve to 27.2%

SAN DIEGO, CA.—October 27, 2003—Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless data communications access solutions, today reported financial results for the third quarter ended September 30, 2003.

Net revenues for the third quarter were approximately $8.1 million, a 36% increase from $5.9 million in the same period last year. During the quarter, gross margins significantly improved to 27.2% and the Company cut operating expenses by 50% from the prior year period. These improvements resulted in an EBITDA loss of only $169,000 for the third quarter, a $2.2 million improvement from the prior quarter, as the Company made steady progress toward cash flow break even. The net loss under GAAP was $1.8 million, a $3.2 million improvement from $4.9 million reported in the same period last year.

Net loss applicable to common shareholders was $2.8 million, or $0.34 per basic and diluted share, which includes non-cash charges of $0.9 million for the accretion of dividends and non-cash interest charges for the beneficial conversion feature on the December 2001 Series A Preferred Stock issuance and the May 2003 Series B equity and debt financing transaction.

“As the market strengthened for our leading products, we made great progress in the third quarter and our customer commitments for 2004 continued to grow,” commented Peter

Leparulo, Chief Executive Officer of Novatel Wireless. “Our new enhanced agreement with Lucent on UMTS and solid shipments for GPRS represented important milestones for the Company. Over the next six months, we are closely focused on introducing our next generation of CDMA 1X, GPRS and UMTS products and have significant volumes under contract for new product introductions. We expect these new products to contribute to solid momentum in our business and new relationships with key carriers. Additionally, purchase orders in China for product deployed on the China Mobile network represent the next step in our strategy in Asia and Europe, where we are building direct selling efforts with carriers and regionally located representatives to reach these key markets, rather than relying purely on multi-tiered distribution partners.”

“Importantly, our business model also continues to improve, with a 74% sequential decrease to our operating loss,” added Mr. Leparulo. “Moving forward, we expect to see a sequential increase in revenues of 20-25% and reach cash flow break-even in the fourth quarter.”

Recent highlights include:

•	On September 8th, Novatel Wireless announced commercial availability and shipments of the Merlin G301™ GSM/GPRS Wireless PC Card Modem through the world’s largest mobile operator, China Mobile Communications Corporation.
•	On August 18th, Lucent Technologies, Inc. and Novatel Wireless announced that they will collaborate on the continued development and commercial release of the Merlin U530™ to mobile operators throughout Europe and Asia. Novatel Wireless will be one of Lucent’s key suppliers of 3G PC cards and could receive orders valued at as much as $50 million over an 18-month period depending on customer demand.
•	In August, Sprint announced a multiyear agreement with the Transplant Resource Center of Maryland to provide PCS Connection Cards by Novatel Wireless (Merlin C201) for their personnel to use with laptops when conducting on-site evaluations and coordination of organ donor suitability.

•	Recently, Novatel Wireless appointed Horst J. Pudwill to its board of directors. Mr. Pudwill has over 20 years of international manufacturing, brand building and corporate acquisition experience in North American, Asian and European markets.
•	During the third quarter, the Company was honored as one of the 2003 Deloitte & Touche Technology Fast 50 Program winners for San Diego, a ranking of the 50 fastest growing technology companies in the San Diego area.
•	In October, Qualcomm awarded the cdmA-List Award™, for significant financial, humanitarian or industry impact, to two Sprint PCS customers using the PCS Connection Card (Merlin C201) by Novatel Wireless.

“This quarter, we significantly improved EBITDA and came closer to cash flow break even by increasing gross profit by over $2.5 million sequentially and further reducing SG&A,” commented Melvin Flowers, Chief Financial Officer of Novatel Wireless. “Additionally, we improved our balance sheet, as cash increased for the second quarter in a row and we currently have no outstanding bank debt. We are comfortable that we are driving steadily to operational profitability and expect to reach cash flow break even in the fourth quarter.”

Novatel Wireless will host a conference call for analysts and investors today to discuss its quarterly results at 5:00 p.m. ET on October 27, 2003. Open to the public, a live Web cast of the conference call will be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a global leader in the design and development of wireless modems, software and custom engineering for use in mobile computing devices. Novatel Wireless MerlinTM PC Card and ExpediteTM Embedded Modems enable high-speed wireless access to personal, corporate and public information via portable computers, handheld devices and vertical market applications. The company delivers innovative

2.5G and 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on Nasdaq: NVTL. For more information, visit www.novatelwireless.com

Note to Editors: The Novatel Wireless logo, Merlin, and Expedite are trademarks of Novatel Wireless, Inc All other brands, products and company names mentioned herein are trademarks of their respective holders. This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include risks relating to technological changes, continued acceptance of Novatel Wireless’ products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless’ filings with the United States Securities and Exchange Commission and other regulatory agencies.

NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2003	December 31, 2002
ASSETS:
Current assets:
Cash and cash equivalents	$2,996,000	$1,571,000
Restricted cash	75,000	105,000
Accounts receivable, net	5,851,000	6,937,000
Accounts receivable – related party	240,000	276,000
Inventories	2,273,000	4,250,000
Prepaid expenses and other	582,000	1,561,000

Total current assets	12,017,000	14,700,000

Property and equipment, net	2,257,000	4,101,000
Intangible assets, net	4,643,000	5,054,000
Other assets	188,000	192,000

	$19,105,000	$24,047,000

LIABILITES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$6,555,000	$6,919,000
Accrued expenses	723,000	1,266,000
Inventory purchase commitments	—	3,983,000
Borrowings under line of credit	—	2,234,000
Restructuring accrual	862,000	1,331,000
Deferred revenues	2,284,000	977,000
Current portion of capital lease obligations	120,000	133,000
Convertible notes payable	1,722,000	—

Total current liabilities	12,266,000	16,843,000

Capital lease obligations, net of current portion	—	38,000
Convertible and redeemable Series A preferred stock	300,000	665,000
Stockholders’ equity:
Convertible Series B Preferred stock	—	—
Common stock	9,000	7,000
Additional paid-in capital	251,088,000	238,640,000
Deferred stock compensation	(216,000)	(1,729,000)
Accumulated Deficit	(244,342,000)	(230,417,000)

Total stockholders’ equity	6,539,000	6,501,000

	$19,105,000	$24,047,000

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September30,
	2003	2002	2003	2002
Revenue	$8,063,000	$5,905,000	$23,211,000	$20,909,000
Cost of Revenue	5,873,000	4,504,000	20,111,000	18,585,000

Gross margin	2,190,000	1,401,000	3,100,000	2,374,000

Operating costs and expenses:
Research and development	1,375,000	2,718,000	4,556,000	10,726,000
Sales and marketing	617,000	989,000	1,906,000	3,684,000
General and administrative	814,000	1,141,000	2,833,000	4,558,000
Restructuring charges	176,000	694,000	414,000	1,303,000
Amortization of deferred stock compensation(*)	82,000	637,000	663,000	3,082,000

Total operating expenses	3,064,000	6,179,000	10,372,000	23,353,000

Operating loss	(874,000)	(4,778,000)	(7,272,000)	(20,979,000)
Other income (expense):
Interest income	35,000	25,000	36,000	198,000
Interest expense	(823,000)	(149,000)	(2,547,000)	(436,000)
Other, net	(86,000)	—	(1,000)	—

Net loss	$(1,748,000)	$(4,902,000)	$(9,784,000)	$(21,217,000)

Per share data
Net loss applicable to common stockholders	$(2,750,000)	$(5,833,000)	$(13,925,000)	$(37,573,000)
Weighted average shares used in computation of basic and diluted net loss per common share	7,986,148	5,238,794	7,375,564	4,715,948

Basic and diluted net loss per common share	$(0.34)	$(1.11)	$(1.90)	$(7.97)

(*) Amortization of deferred stock compensation:
Cost of revenue	10,000	25,000	45,000	342,000
Research and development	27,000	66,000	115,000	260,000
Sales and Marketing	28,000	64,000	118,000	252,000
General and Administrative	15,000	482,000	383,000	2,228,000